Exhibit 99.1

FIRST MARINER REPORTS 2nd QUARTER RESULTS

Margins increase on solid loan growth; Book Value ends quarter at $9.31 per share

Baltimore, MD (July 16, 2008) -- First Mariner Bancorp (Nasdaq: FMAR), parent company of First Mariner Bank and Mariner Finance, LLC, announced that its loss for the second quarter of 2008 narrowed to $469 thousand (-$.07 per diluted share) compared to a reported net loss for the quarter ended June 30, 2007 of $3.864 million (-$.60 per diluted share). For the six months ended June 30, 2008, First Mariner reported a net loss totaling $3.747 million (-$.59 per diluted share), compared to a net loss of $3.764 million (-$.59 per diluted share) for the same period last year. First Mariner reported its total assets ended the second quarter at $1.289 billion.

Edwin F. Hale, Sr., First Mariner’s chairman and chief executive officer said, “Our results for the second quarter improved significantly when compared to the larger losses reported in the second quarter of 2007 and the first quarter of 2008. Declining losses in our ALT-A loan portfolio coupled with stronger revenue increases were primary factors in our improved results.”

“During the quarter, we continued to see signs of improvements in our primary operations. Our loans outstanding increased 12% compared to last year, which helped us maintain a solid net interest margin and improve net interest income. Our mortgage divisions increased volumes of originations and revenue with no new repurchase activity, and our consumer finance division continued to improve its profitability and maintain more than acceptable asset quality. However, the impact on our earnings resulting from the high level of non performing loans and the cost to maintain and dispose of foreclosed properties continues to negate our core earnings.”

Mr. Hale noted the Company took measures in the second quarter to further streamline operations and lower operating expenses, “ During the second quarter we sold our Towson and Ocean City location and will close both branches in September. We recently completed further restructuring of our mortgage operations, retail banking group and administrative functions which will result in the reduction additional cost savings of beginning in the fourth quarter of 2008. While these decisions were difficult, we believe they are prudent and necessary to return First Mariner to a sustainable level of profitability as we continue to work through the what is expected to be an extended period of difficulty for all banks.”

Mr. Hale concluded, “While the challenges our industry faces are considerable, we see them as cyclical. We will continue to take the actions necessary to improve our operating performance and maintain our well capitalized status during these uncertain times.”

Operating Summary

Comparing balance sheet data as of June 30, 2008 balances to June 30, 2007, total assets were $1.289 billion, compared to $1.252 billion last year. Loans outstanding increased $98 million (12%). Commercial loans outstanding increased by $33 million (+6%), while Mariner Finance receivables increased by $16 million (+23%), and Bank consumer loans increased by $11 million (+9%). Residential mortgage loans grew by $32 million. Total mortgage loan originations totaled $362 million for the second quarter of 2008, compared to $321 million for the same period of 2007. Deposits totaled $948 million (+5%) compared to $904 million at June 30, 2007. Certificates of deposit increased $164 million, reflecting some shift out of money market accounts that decreased by $96 million. Noninterest bearing checking accounts decreased $26 million.

-	Total revenue increased $2.996 million compared with the second quarter of 2007, primarily due increased net interest income, and strong growth in fee based revenue.

-
Average earning assets grew by $3 million, which, when coupled with an expansion of the Company’s net interest margin to 4.19% from 4.04% last year, resulted in an increase in net interest income of $457 (+4%). The improvement in the margin resulted from a higher mix of loans as a percentage of earning assets.

-
The provision for loan losses totaled $2.504 million compared to $2.515 million in the same quarter last year. Net charge-offs decreased $83 thousand reflecting lower charge off of mortgage loans. The allowance for loan losses was increased to $14.543 million from $12.550 million at June 30, 2007, and totaled 1.57% of loans outstanding compared to 1.52% last year. Non-performing assets increased to $48.711 million (3.78% of total assets) from $31.798 million (2.55% of total assets) last year. This increase is primarily attributable to higher levels of non-performing residential mortgage loans and residential construction and development loans. Accruing Loans 90 days or more past due increased to $16.539 million (1.79% of total loans) from $15.425 million (1.87% of total loans) last year. This increase in 90-day delinquent loans is attributable to decreases in repurchased residential loans past due, offset somewhat by increases in residential construction and development loans.

-
Non-interest income increased by $2.539 million mainly due to increases in income from origination and sales of mortgages, and trading account revenue. Gains on sales of mortgage loans and other mortgage banking revenue increased $934 thousand due to increased origination volumes and higher margins on loans sold. Trading revenue increased $973 thousand due to the improved market valuation on the Company’s borrowings classified as trading. Non interest income in the second quarter of 2008 also included a gain recognized on the sale of our Towson office of approximately $550 thousand.

-
Noninterest expenses decreased by $1.088 million (-5%). Provisions for valuation allowances and secondary marketing reserves and losses for the writedown or sales of foreclosed properties decreased by $2.040 million. Excluding these items, expenses increased $952 thousand (+5%), which primarily related to costs of branch expansion of consumer finance operations.

-
Income tax benefit for the 2nd quarter totaled $1.562 million compared to $2.262 million in the 2nd quarter last year. This quarters’ tax benefit includes a total of $595 thousand related to state tax credits due under previously awarded state tax credit programs which are eligible to be paid when not offset with a tax liability in the current tax year. The Company has claimed these credits in conjunction with its filing of income tax returns for the 2007 calendar year.

-
Stockholders’ Equity decreased by $14.0 million, which decreased First Mariner’s book value per share to $9.31 compared to $11.41 as of June 30, 2007. Capital Ratios at the end of the quarter as follows: Leverage Ratio = 6.6%; Tier 1 risk-based ratio = 7.6%; Total Capital Ratio = 13.5%. All capital ratios exceed levels to qualify for “Well Capitalized” status under current regulatory definitions.

ALT A Update

First Mariner results for the second quarter of 2008 included approximately $1.8 million in losses relating to its exposure to ALT A residential loans originated by its wholesale division. These charges included $1.025 million for losses on the sales of foreclosed assets or the writedown of foreclosed assets awaiting sales and $747 thousand for the chargeoff of loans previously repurchased or transferred. These charges totaled $2.6 million in the first quarter of 2008, and $5.0 million and second quarter of 2007. At the end of the second quarter, the Company has a total $10.0 million of the ALT A residential loans in foreclosed assets awaiting sale which have been written down to approximately 60% of their original appraised values. Approximately 50% of the loans are for single family residential properties located in Northern Virginia, with the remainder made up of single-family properties in various other states. Additionally, the Company has $7.7 million of ALT A non performing its loan portfolio with specific reserves totaling $1.6 million are being carried at approximately 60% of original appraised value.

First Mariner Bancorp is a bank holding company with total assets of $1.289 billion. Its wholly owned banking subsidiary, First Mariner Bank, (total assets $1.168 billion) operates 26 full service bank branches in Baltimore, Anne Arundel, Harford, Howard, Talbot, and Worcester counties in Maryland, the City of Baltimore, and Shrewsbury, Pennsylvania. First Mariner Mortgage, a division of First Mariner Bank, operates retail offices in Central Maryland, the Eastern Shore of Maryland, and Massachusetts. First Mariner Mortgage also operates direct marketing mortgage operations in Baltimore City. Mariner Finance, LLC, (total assets $90 million) is a consumer finance subsidiary that currently operates branches in Maryland, Delaware, Virginia, New Jersey, and Tennessee. First Mariner Bancorp’s common stock is traded on the Nasdaq National Market under the symbol “FMAR”. First Mariner’s Web site address is www.1stMarinerBancorp.com, which includes comprehensive level investor information.

In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties, such as statements of the Company’s plans and expectations regarding efficiencies resulting from new programs and expansion activities, revenue growth, anticipated expenses, profitability of mortgage banking operations, and other unknown outcomes. The Company’s actual results could differ materially from management’s expectations. Factors that could contribute to those differences include, but are not limited to, changes in regulations applicable to the Company’s business, successful implementation of the Company’s branch expansion strategy, its concentration in real estate lending, increased competition, changes in technology, particularly Internet banking, impact of interest rates, possibility of economic recession or slowdown (which could impact credit quality, adequacy of loan loss reserve and loan growth) and control by and dependency on key personnel, particularly Edwin F. Hale, Sr., Chairman of the Board of Directors and CEO of the Company.

Contact: Mark A. Keidel - SVP/CFO 410-558-4281

FINANCIAL HIGHLIGHTS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands, except per share data)
	For the three months ended June 30,
	2008	2007	$ Change	% Change
Summary of Earnings:
Net interest income	$11,915	$11,458	457	4%
Provision for loan losses	2,504	2,515	(11)	0%
Noninterest income	7,948	5,409	2,539	47%
Noninterest expense	19,390	20,478	(1,088)	-5%
Income before income taxes	(2,031)	(6,126)	4,095	-67%
Income tax expense	(1,562)	(2,262)	700	-31%
Net income	(469)	(3,864)	3,395	88%

Profitability and Productivity:
Return on average assets	-0.15%	-1.23%	-	88%
Return on average equity	-2.97%	-20.66%	-	86%
Net interest margin	4.19%	4.04%	-	4%
Net overhead ratio	3.60%	4.81%	-	-25%
Efficiency ratio	97.62%	121.41%	-	-20%
Mortgage loan production	362,255	321,415	40,840	13%
Average deposits per branch	35,115	33,487	1,628	5%

Per Share Data:
Basic earnings per share	$(0.07)	$(0.60)	0.53	88%
Diluted earnings per share	$(0.07)	$(0.60)	0.53	88%
Book value per share	$9.31	$11.41	(2.10)	-18%
Number of shares outstanding	6,387,398	6,437,181	(49,783)	-1%
Average basic number of shares	6,366,804	6,430,015	(63,211)	-1%
Average diluted number of shares	6,366,804	6,430,015	(63,211)	-1%

Summary of Financial Condition:
At Period End:
Assets	$1,288,620	$1,252,185	36,435	3%
Investment Securities	80,307	90,198	(9,891)	-11%
Loans	924,296	826,325	97,971	12%
Deposits	948,098	904,146	43,952	5%
Borrowings and repurchase agreements	195,697	189,838	5,859	3%
Stockholders' equity	59,467	73,439	(13,972)	-19%

Average for the period:
Assets	$1,274,694	$1,256,505	18,189	1%
Investment Securities	80,762	93,648	(12,886)	-14%
Loans	883,226	844,412	38,814	5%
Deposits	945,101	911,697	33,404	4%
Borrowings and repurchase agreements	264,677	259,587	5,090	2%
Stockholders' equity	63,389	75,006	(11,617)	-15%

Capital Ratios:
Leverage	6.6%	7.8%	-	-15%
Tier 1 Capital to risk weighted assets	7.6%	9.6%	-	-21%
Total Capital to risk weighted assets	13.5%	15.4%	-	-12%

Asset Quality Statistics and Ratios:
Net Chargeoffs	1,769	1,852	(83)	-4%
Non-performing assets	48,711	31,978	16,733	52%
90 Days or more delinquent loans	16,539	15,425	1,114	7%
Annualized net chargeoffs to average loans	0.80%	0.88%	-	-9%
Non-performing assets to total assets	3.78%	2.55%	-	48%
90 Days or more delinquent loans to total loans	1.79%	1.87%	-	-4%
Allowance for loan losses to total loans	1.57%	1.52%	-	4%

FINANCIAL HIGHLIGHTS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands, except per share data)
	For the six months ended June 30,
	2008	2007	$ Change	% Change
Summary of Earnings:
Net interest income	$23,885	$22,665	1,220	5%
Provision for loan losses	6,327	3,053	3,274	107%
Noninterest income	12,576	12,358	218	2%
Noninterest expense	37,871	38,124	(253)	-1%
Income before income taxes	(7,737)	(6,154)	(1,583)	26%
Income tax expense	(3,990)	(2,390)	(1,600)	67%
Net income	(3,747)	(3,764)	17	0%

Profitability and Productivity:
Return on average assets	-0.60%	-0.61%	-	-1%
Return on average equity	-12.33%	-9.98%	-	23%
Net interest margin	4.27%	4.02%	-	6%
Net overhead ratio	4.06%	4.29%	-	-5%
Efficiency ratio	103.87%	111.68%	-	-7%
Mortgage loan production	777,210	570,909	206,301	36%
Average deposits per branch	35,115	33,487	1,628	5%

Per Share Data:
Basic earnings per share	$(0.59)	$(0.59)	0.00	0%
Diluted earnings per share	$(0.59)	$(0.59)	0.00	0%
Book value per share	$9.31	$11.41	(2.10)	-18%
Number of shares outstanding	6,387,398	6,437,181	(49,783)	-1%
Average basic number of shares	6,359,617	6,425,439	(65,822)	-1%
Average diluted number of shares	6,359,617	6,425,439	(65,822)	-1%

Summary of Financial Condition:
At Period End:
Assets	$1,288,620	$1,252,185	36,435	3%
Trading and available for sale securities	80,307	90,198	(9,891)	-11%
Loans	924,296	826,325	97,971	12%
Deposits	948,098	904,146	43,952	5%
Borrowings	195,697	189,838	5,859	3%
Stockholders' equity	59,467	73,439	(13,972)	-19%

Average for the period:
Assets	$1,255,389	$1,252,804	2,585	0%
Trading and available for sale securities	81,198	112,558	(31,360)	-28%
Loans	866,133	851,855	14,278	2%
Deposits	923,291	909,685	13,606	1%
Borrowings	264,411	255,765	8,646	3%
Stockholders' equity	61,307	76,092	(14,785)	-19%

Capital Ratios:
Leverage	6.6%	7.8%	-	-15%
Tier 1 Capital to risk weighted assets	7.6%	9.6%	-	-21%
Total Capital to risk weighted assets	13.5%	15.4%	-	-12%

Asset Quality Statistics and Ratios:
Net Chargeoffs	4,573	2,902	1,671	58%
Non-performing assets	48,711	31,978	16,733	52%
90 Days or more delinquent loans	16,539	15,425	1,114	7%
Annualized net chargeoffs to average loans	1.06%	0.69%	-	54%
Non-performing assets to total assets	3.78%	2.55%	-	48%
90 Days or more delinquent loans to total loans	1.79%	1.87%	-	-4%
Allowance for loan losses to total loans	1.57%	1.52%	-	4%

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)
	As of June 30,
	2008	2007	$ Change	% Change
Assets:
Cash and due from banks	$29,898	$33,316	(3,418)	-10%
Interest-bearing deposits	51,422	77,798	(26,376)	-34%
Available-for-sale investment securities, at fair value	46,124	52,103	(5,979)	-11%
Trading Securities	34,183	38,095	(3,912)	-10%
Loans held for sale	62,460	97,276	(34,816)	-36%
Loans receivable	924,296	826,325	97,971	12%
Allowance for loan losses	(14,543)	(12,550)	(1,993)	16%
Loans, net	909,753	813,775	95,978	12%
Other real estate owned	19,102	15,388	3,714	24%
Restricted stock investments, at cost	5,941	5,983	(42)	-1%
Property and equipment	50,766	52,585	(1,819)	-3%
Accrued interest receivable	6,967	8,092	(1,125)	-14%
Deferred income taxes	13,465	8,685	4,780	55%
Bank owned life insurance	35,677	34,192	1,485	4%
Prepaid expenses and other assets	22,862	14,897	7,965	53%
Total Assets	$1,288,620	$1,252,185	36,435	3%

Liabilities and Stockholders' Equity:
Liabilities:
Deposits	$948,098	$904,146	43,952	5%
Borrowings	195,697	189,838	5,859	3%
Junior subordinated deferrable interest debentures	73,724	73,724	-	0%
Accrued expenses and other liabilities	11,634	11,038	596	5%
Total Liabilities	1,229,153	1,178,746	50,407	4%

Stockholders' Equity
Common Stock	319	322	(3)	-1%
Additional paid-in-capital	56,604	57,227	(623)	-1%
Retained earnings	5,856	16,035	(10,179)	-63%
Accumulated other comprehensive loss	(3,312)	(145)	(3,167)	2184%
Total Stockholders Equity	59,467	73,439	(13,972)	-19%
Total Liabilities and Stockholders' Equity	$1,288,620	$1,252,185	36,435	3%

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)	For the three months		For the six months
	ended June 30,		ended June 30,
	2008	2007	2008	2007
Interest Income:
Investments and interest-bearing deposits	$1,646	$2,490	$3,369	$4,734
Loans	19,383	19,901	39,384	39,636
Total Interest Income	21,029	22,391	42,753	44,370

Interest Expense:
Deposits	6,013	6,980	12,169	13,909
Borrowings and repurchase agreements	3,101	3,953	6,699	7,796
Total Interest Expense	9,114	10,933	18,868	21,705

Net Interest Income Before Provision for Loan Losses	11,915	11,458	23,885	22,665

Provision for Loan Losses	2,504	2,515	6,327	3,053

Net Interest Income After Provision for Loan Losses	9,411	8,943	17,558	19,612

Noninterest Income:
Service fees on deposits	1,599	1,642	3,135	3,113
ATM Fees	828	855	1,605	1,571
Gains on sales of mortgage loans	1,113	457	1,767	2,050
Other mortgage banking revenue	897	619	1,874	1,349
Gains on sales of investment securities, net	-	-	-	887
Commissions on sales of nondeposit investment products	275	243	515	550
Commissions on sales of other insurance products	843	746	1,463	1,333
Income from bank owned life insurance	376	365	747	700
(Loss) Income on trading assets and liabilities	1,020	47	-	(64)
Other	997	435	1,470	869
Total Noninterest Income	7,948	5,409	12,576	12,358

Noninterest Expense:
Salaries and employee benefits	9,692	8,961	18,896	18,317
Occupancy	2,771	2,322	5,402	4,563
Furniture, fixtures and equipment	966	907	1,949	1,769
Advertising	158	409	588	920
Data Processing	515	485	1,063	914
Professional services	498	449	919	799
Costs of other real estate owned	1,062	837	1,698	923
Valuation and secondary marketing reserves	54	2,319	234	2,352
Other	3,674	3,789	7,122	7,567
Total Noninterest Expense	19,390	20,478	37,871	38,124

Income Before Income Taxes	(2,031)	(6,126)	(7,737)	(6,154)

Income Tax Expense	(1,562)	(2,262)	(3,990)	(2,390)

Net Income	$(469)	$(3,864)	$(3,747)	$(3,764)

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)
	For the three months ended June 30,
	2008		2007
	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate
Assets:
Loans
Commercial Loans and LOC	$86,405	5.72%	$75,998	8.69%
Comm/Res Construction	116,112	6.05%	139,247	7.73%
Commercial Mortgages	285,067	7.43%	288,342	7.21%
Residential Constr - Cons	93,154	6.90%	91,889	8.42%
Residential Mortgages	88,536	5.54%	63,180	4.68%
Consumer	213,952	13.41%	185,756	13.09%
Total Loans	883,226	8.28%	844,412	8.66%

Loans held for sale	66,821	5.63%	88,144	6.66%
Trading and available for sale securities, at fair value	80,762	5.68%	93,648	5.53%
Interest bearing deposits	82,945	2.00%	84,383	5.24%
Restricted stock investments, at cost	5,941	5.66%	5,983	5.92%

Total earning assets	1,119,695	7.46%	1,116,570	7.97%

Allowance for loan losses	(13,441)		(11,803)
Cash and other non earning assets	168,440		151,738

Total Assets	$1,274,694		$1,256,505

Liabilities and Stockholders' Equity:
Interest bearing deposits
NOW deposits	16,826	0.38%	10,446	0.23%
Savings deposits	57,692	0.30%	60,158	0.31%
Money market deposits	221,194	1.28%	300,417	3.75%
Time deposits	510,806	4.13%	367,170	4.50%
Total interest bearing deposits	806,518	3.00%	738,191	3.79%

Borrowings	264,677	4.71%	259,587	6.11%

Total interest bearing liabilities	1,071,195	3.42%	997,778	4.39%

Noninterest bearing demand deposits	138,583		173,506
Other liabilities	1,527		10,215
Stockholders' Equity	63,389		75,006

Total Liabilities and Stockholders' Equity	$1,274,694		$1,256,505

Net Interest Spread		4.03%		3.58%

Net Interest Margin		4.19%		4.04%

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)
	For the six months ended June 30,
	2008		2007
	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate
Assets:
Loans
Commercial Loans and LOC	$75,799	6.24%	$74,644	7.74%
Comm/Res Construction	120,544	6.68%	138,939	7.63%
Commercial Mortgages	280,296	7.58%	302,022	7.27%
Residential Constr - Cons	91,763	7.27%	92,952	8.57%
Residential Mortgages	88,593	5.98%	60,710	4.52%
Consumer	209,138	13.40%	182,588	13.31%
Total Loans	866,133	8.53%	851,855	8.61%

Loans held for sale	74,637	5.63%	80,878	7.06%
Trading and available for sale securities, at fair value	81,198	5.65%	112,558	5.23%
Interest bearing deposits	72,217	2.25%	63,114	5.10%
Restricted stock investments, at cost	5,962	5.78%	6,265	5.86%

Total earning assets	1,100,147	7.71%	1,114,670	7.94%

Allowance for loan losses	(12,687)		(12,091)
Cash and other non earning assets	167,929		150,225

Total Assets	$1,255,389		$1,252,804

Liabilities and Stockholders' Equity:
Interest bearing deposits
NOW deposits	16,343	0.46%	9,988	0.23%
Savings deposits	55,545	3.10%	59,650	0.31%
Money market deposits	238,041	1.63%	290,908	3.74%
Time deposits	475,013	4.28%	377,422	4.49%
Total interest bearing deposits	784,942	3.12%	737,968	3.80%

Borrowings	264,411	5.10%	255,765	6.15%

Total interest bearing liabilities	1,049,353	3.62%	993,733	4.40%

Noninterest bearing demand deposits	138,349		171,717
Other liabilities	6,380		11,262
Stockholders' Equity	61,307		76,092

Total Liabilities and Stockholders' Equity	$1,255,389		$1,252,804

Net Interest Spread		4.09%		3.54%

Net Interest Margin		4.27%		4.02%